Exhibit (a)(21)
Javelin Receives Notice from Hospira of Funding of Loan
Delaware Court of Chancery Grants Javelin’s Motion for Expedited Proceedings; Trial Set for July
CAMBRIDGE, Mass., June 7, 2010 (BUSINESS WIRE) — Javelin Pharmaceuticals, Inc. (NYSE — Amex: JAV) (“Javelin”) today announced that on June 4, 2010, Javelin received notice from Hospira, Inc. (“Hospira”) that Hospira will fund a $2 million loan to Javelin on June 10, 2010 under the existing loan agreement between Javelin and Hospira.
Javelin was also informed on June 4, 2010 that the Delaware Court of Chancery has granted Javelin’s motion to expedite proceedings, and a trial date of July 26, 2010 has been set for the lawsuit filed by Javelin against Hospira and its wholly owned subsidiary, Discus Acquisition Corporation (“Discus”), seeking to compel Hospira and Discus to complete the agreed-upon merger pursuant to the definitive merger agreement among Javelin, Hospira and Discus dated April 17, 2010.
About Javelin Pharmaceuticals
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information about Javelin, please visit the company’s Web site at http://www.javelinpharmaceuticals.com.
Important Additional Information Filed with the U.S. Securities and Exchange Commission
Discus has commenced a tender offer for all of Javelin’s outstanding shares of common stock. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Javelin common stock. Hospira has filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, form of letter of transmittal and other documents relating to the tender offer on April 21, 2010, and Javelin filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer on April 22, 2010. Hospira and Javelin have mailed these documents to Javelin’s stockholders. Javelin stockholders can obtain a free copy of these documents and other documents filed by Hospira and Javelin with the SEC, including amendments to the Schedule TO and Schedule 14D-9, at the Web site maintained by the SEC at www.sec.gov. In addition, Javelin stockholders can obtain a free copy of these documents by directing a request to Javelin Pharmaceuticals, Inc., 125 CambridgePark Drive, Cambridge, MA 02140, Attention: Investor Relations. INVESTORS AND JAVELIN SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION.
None of the information included on any Internet Web site maintained by Hospira, Javelin or any of their affiliates, or any other Internet Web site linked to any such Web site, is incorporated by reference in or otherwise made a part of this press release.
Forward-Looking Statements
This press release contains “forward-looking statements”, including statements relating to the expected timing of results and development of Javelin’s drug candidates and any potential transaction between Javelin Pharmaceuticals, Inc. and Hospira, Inc. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties are described under the heading “Risk Factors” contained in Javelin’s Form 10-K, for the year ended Dec. 31, 2009, which was filed with the SEC, as well as any updates to those risk factors filed from time to time in Javelin’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Javelin Pharmaceuticals undertakes no duty to update this information unless required by law.
SOURCE: Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharma.com